[GABLES RESIDENTIAL LOGO]                                           Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Chris Wheeler - Chairman and CEO
Marvin Banks - CFO
(561) 997-9700

                GABLES RESIDENTIAL TRUST ANNOUNCES REDEMPTION OF
              8.30% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

         BOCA RATON, FLORIDA-July 9, 2002-Gables Residential Trust (NYSE: GBP) announced today that it will give notice on July 10, 2002 that it will redeem all outstanding shares of its 8.30% Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares") (GBP PrA - CUSIP No. 362418204) on August 9, 2002 for redemption at a price of $25.00 per share, plus $0.31125 in accrued and unpaid dividends to the redemption date, for an aggregate redemption price of $25.31125 per share of Series A Preferred Shares.

         From the redemption date forward, dividends on the Series A Preferred Shares will no longer accrue, and holders of the Series A Preferred Shares will have no rights other than the right to receive the redemption price of $25.31125, without interest, upon surrender of certificates representing the Series A Preferred Shares. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series A Preferred Shares to EquiServe Trust Company, N.A., as redemption agent, during its usual business hours at the addresses specified in the Notice of Redemption.

         The Notice of Redemption and related materials will be mailed to holders of record of the Series A Preferred Shares on or about July 10, 2002. Questions relating to the Notice of Redemption and related materials should be directed to EquiServe Trust Company, N.A., the redemption agent, at (800) 730-6001 or at PO Box 43014, Providence, RI 02940-3025, Attn: Corporate Actions, or to Gables Residential Trust, Chief Financial Officer at (770) 436-4600.

         With a mission of Taking Care of the Way People Live(R), Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in markets characterized by high job growth and resiliency to national economic downturns. The Company presently manages 157 communities with 44,257 apartment homes, owns 79 communities with 22,637 completed apartment homes and has an additional 10 communities with 2,486 apartment homes under development or lease-up primarily in Houston, Atlanta, South Florida, Austin, Dallas, Tampa/Orlando and Washington, D.C. For further information, please contact the Company at (561) 997-9700 or access the Gables web site at www.gables.com .

                                       ###